Exhibit 99.1

Press Release

October 25, 2018

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President, Treasurer and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RECORD THIRD QUARTER NET INCOME, DECLARES QUARTERLY DIVIDEND

West Des Moines, IA - West Bancorporation, Inc. (Nasdaq: WTBA; the “Company”), parent company of West Bank, today reported that third quarter 2018 net income was $7.1 million, or $0.43 per diluted common share. This compares to third quarter 2017 net income of $6.4 million, or $0.39 per diluted common share. On October 24, 2018, the Company’s Board of Directors declared a regular quarterly dividend of $0.20 per common share. The dividend is payable on November 21, 2018, to stockholders of record on November 7, 2018.

For the first nine months of 2018, net income was $21.3 million, or $1.30 per diluted common share, up from $18.9 million, or $1.16 per diluted common share, for the first nine months of 2017.

“We are pleased to report another solid quarter for our company,” commented Dave Nelson, President and Chief Executive Officer of the Company. “Year-over-year earnings benefited from the lower corporate tax rate but continued to be tempered by rising interest rates and the resulting increased cost of funds. As West Bank celebrates its 125th anniversary in 2018, we continue to focus on our core strength in commercial banking.”
Brad Winterbottom, West Bank President, said, “We are seeing strong growth opportunities, and the overall economic conditions in our communities remain favorable. Our outstanding loan balances increased $66.4 million, or 4.3 percent, as of September 30, 2018 compared to June 30, 2018. We believe West Bank is well positioned to develop healthy organic loan growth. The current environment, though, is not without its challenges given the flat yield curve and a very competitive lending market.”
Eastern Iowa Market President, Jim Conard, commented, “We believe commercial construction activity in our market remains strong, with financing for several major projects provided by West Bank.  Our total loan portfolio in the eastern Iowa market grew 15 percent for the first nine months of 2018, which we believe was supported by our reputation as a leader in commercial real estate lending.  Our pipeline of new loans to both new and existing commercial clients continues to expand.”
“Our momentum in Rochester continues to be strong with total loans outstanding of $166 million at September 30, 2018, an increase of 13 percent during the first nine months of 2018, along with record deposits, up 33 percent since the beginning of 2018,” said Mike Zinser, West Bank’s Rochester Market President. “Since we opened our Rochester location in 2013, over 130 businesses have moved their banking relationship to West Bank from other banks, which to us is an endorsement of the way we do business.  We believe West Bank is very different from any other bank in Rochester, and we are encouraged by the community’s enthusiasm for how we do business.” Zinser concluded, “We continue to see expansion of our exclusive personal banking program, which is a high service, concierge-type banking model similar to how we do business banking.  We are providing these customers with an old-fashioned, relationship-based banking experience, which helps drive the increase in the number of loyal customers.”
The Company filed its report on Form 10-Q with the Securities and Exchange Commission today. Please refer to that document for a more in-depth discussion of our financial results. The Form 10-Q is available on the Investor Relations section of West Bank’s website at www.westbankstrong.com.
The Company will discuss its financial results on a conference call scheduled for 10:00 a.m. Central Time tomorrow, Friday, October 26, 2018. The telephone number for the conference call is 888-339-0814. A recording of the call will be available until November 9, 2018, by dialing 877-344-7529. The replay passcode is 10115038.

About West Bancorporation, Inc. (Nasdaq: WTBA)
West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has eight offices in the Des Moines metropolitan area, one office in Iowa City, Iowa, one office in Coralville, Iowa, and one office in Rochester, Minnesota.

Certain statements in this report, other than purely historical information, including estimates, projections, statements relating to the Company’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may appear throughout this report. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “future,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue” or similar references, or references to estimates, predictions or future events.  Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties.  Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and nonbank competitors; changes in local, national and international economic conditions; changes in legal and regulatory requirements, limitations and costs; changes in customers’ acceptance of the Company’s products and services; cyber-attacks; unexpected outcomes of existing or new litigation involving the Company; and any other risks described in the “Risk Factors” sections of other reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)

CONSOLIDATED BALANCE SHEETS	September 30, 2018	September 30, 2017
Assets
Cash and due from banks	$26,406	$33,560
Federal funds sold	876	5,937
Investment securities available for sale, at fair value	470,331	418,374
Investment securities held to maturity, at amortized cost	—	45,597
Federal Home Loan Bank stock, at cost	10,061	12,256
Loans	1,600,817	1,456,905
Allowance for loan losses	(16,673)	(16,358)
Loans, net	1,584,144	1,440,547
Premises and equipment, net	21,722	23,173
Bank-owned life insurance	34,086	33,451
Other assets	24,040	17,453
Total assets	$2,171,666	$2,030,348

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$396,079	$384,625
Interest-bearing:
Demand	313,916	328,156
Savings	943,717	776,921
Time of $250 or more	33,752	16,539
Other time	151,828	145,025
Total deposits	1,839,292	1,651,266
Short-term borrowings	26,245	48,925
Long-term borrowings	115,505	145,608
Other liabilities	6,006	6,462
Stockholders’ equity	184,618	178,087
Total liabilities and stockholders’ equity	$2,171,666	$2,030,348

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
CONSOLIDATED STATEMENTS OF INCOME	2018	2017	2018	2017
Interest income
Loans, including fees	$18,347	$15,854	$51,989	$46,865
Investment securities	3,495	2,570	9,862	6,429
Other	78	136	336	223
Total interest income	21,920	18,560	62,187	53,517
Interest expense
Deposits	4,768	2,108	11,578	5,084
Short-term borrowings	61	13	140	82
Long-term borrowings	1,404	1,408	4,067	3,838
Total interest expense	6,233	3,529	15,785	9,004
Net interest income	15,687	15,031	46,402	44,513
Provision for loan losses	(400)	—	(250)	—
Net interest income after provision for loan losses	16,087	15,031	46,652	44,513
Noninterest income
Service charges on deposit accounts	649	715	1,925	1,946
Debit card usage fees	422	435	1,254	1,333
Trust services	445	436	1,465	1,264
Increase in cash value of bank-owned life insurance	158	167	468	484
Gain from bank-owned life insurance	—	—	—	307
Realized investment securities gains (losses), net	(78)	197	(103)	423
Other income	518	314	1,041	983
Total noninterest income	2,114	2,264	6,050	6,740
Noninterest expense
Salaries and employee benefits	4,774	4,430	14,062	13,216
Occupancy	1,250	1,087	3,731	3,315
Data processing	670	635	2,020	2,031
FDIC insurance	172	151	499	514
Write-down of premises	—	—	333	—
Other expenses	1,695	1,717	5,161	5,159
Total noninterest expense	8,561	8,020	25,806	24,235
Income before income taxes	9,640	9,275	26,896	27,018
Income taxes	2,507	2,870	5,615	8,142
Net income	$7,133	$6,405	$21,281	$18,876

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)

	PER COMMON SHARE			MARKET INFORMATION (1)
	Net Income
	Basic	Diluted	Dividends	High	Low
2018
3rd Quarter	$0.44	$0.43	$0.20	$26.51	$23.10
2nd Quarter	0.42	0.41	0.20	26.95	22.65
1st Quarter	0.46	0.45	0.18	26.85	23.65

2017
4th Quarter	$0.26	$0.26	$0.18	$28.00	$23.40
3rd Quarter	0.40	0.39	0.18	24.75	20.90
2nd Quarter	0.39	0.39	0.18	24.60	21.40
1st Quarter	0.38	0.37	0.17	24.90	20.60
(1) The prices shown are the high and low sale prices for the Company’s common stock, which trades on the Nasdaq Global Select Market under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown or commissions.

	Three Months Ended September 30,		Nine Months Ended September 30,
SELECTED FINANCIAL MEASURES	2018	2017	2018	2017
Return on average assets	1.28%	1.29%	1.32%	1.32%
Return on average equity	15.40%	14.41%	15.77%	14.69%
Net interest margin	2.95%	3.31%	3.05%	3.41%
Efficiency ratio*	47.71%	45.10%	47.93%	45.95%

			As of September 30,
			2018	2017
Texas ratio*			0.92%	0.27%
Allowance for loan losses ratio			1.04%	1.12%
Tangible common equity ratio			8.50%	8.77%
* A lower ratio is more desirable.

Definitions of ratios:

•	Return on average assets - annualized net income divided by average assets.

•	Return on average equity - annualized net income divided by average stockholders’ equity.

•	Net interest margin(1) - annualized tax-equivalent net interest income divided by average interest-earning assets.

•
Efficiency ratio(1) - noninterest expense (excluding other real estate owned expense and write down of premises) divided by noninterest income (excluding net securities gains and gains/losses on disposition of premises and equipment) plus tax-equivalent net interest income.

•	Texas ratio - total nonperforming assets divided by tangible common equity plus the allowance for loan losses.

•	Allowance for loan losses ratio - allowance for loan losses divided by total loans.

•	Tangible common equity ratio - common equity less intangible assets (none held) divided by tangible assets.

(1) Non-GAAP measures - see reconciliation below.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)
(dollars in thousands)

NON-GAAP FINANCIAL MEASURES

This report contains references to financial measures that are not defined in generally accepted accounting principles (GAAP). The following table reconciles the non-GAAP financial measures of net interest income, net interest margin and efficiency ratio on a fully taxable equivalent (FTE) basis to GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Reconciliation of net interest income and annualized net interest margin on an FTE basis to GAAP:
Net interest income (GAAP)	$15,687	$15,031	$46,402	$44,513
Tax-equivalent adjustment (1)	49	677	574	1,892
Net interest income on an FTE basis (non-GAAP)	$15,736	$15,708	$46,976	$46,405
Average interest-earning assets	$2,118,129	$1,882,837	$2,058,934	$1,820,997
Net interest margin on an FTE basis (non-GAAP)	2.95%	3.31%	3.05%	3.41%

Reconciliation of efficiency ratio on an FTE basis to GAAP:
Net interest income on an FTE basis (non-GAAP)	$15,736	$15,708	$46,976	$46,405
Noninterest income	2,114	2,264	6,050	6,740
Adjustment for realized investment securities (gains) losses, net	78	(197)	103	(423)
Plus: losses on disposal of premises and equipment, net	14	10	14	25
Adjusted income	$17,942	$17,785	$53,143	$52,747
Noninterest expense	$8,561	$8,020	$25,806	$24,235
Adjustment for write-down of premises	—	—	(333)	—
Adjusted expense	$8,561	$8,020	$25,473	$24,235
Efficiency ratio on an adjusted and FTE basis (non-GAAP) (2)	47.71%	45.10%	47.93%	45.95%

(1) Computed on a tax-equivalent basis using a federal income tax rate of 21 percent in 2018 and 35 percent in 2017, adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt securities and loans. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the financial results, as it enhances the comparability of income arising from taxable and nontaxable sources.
(2) The efficiency ratio expresses noninterest expense as a percent of fully taxable equivalent net interest income and noninterest income, excluding specific noninterest income and expenses. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the financial performance. It is a standard measure of comparison within the banking industry.